Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cytori Therapeutics, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 24, 2017, relating to the consolidated financial statements and schedule of Cytori Therapeutics, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report contains and explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California

March 24, 2017